EXHIBIT 10.5

EXECUTION COPY

AMENDMENT AND COORDINATION AGREEMENT

THIS AMENDMENT AND COORDINATION AGREEMENT (this "Agreement") is entered into effective as of the 15th day of November, 2011 (the "Effective Date") by and among Prenzamax, LLC, a Delaware limited liability company, having a place of business at 11 Commerce Drive, Suite 100, Cranford, New Jersey 07016 ("Company"), for purposes of the guaranty set forth in Section 6 only, Akrimax Pharmaceuticals, LLC ("Akrimax"), Citius Pharmaceuticals, LLC, a Massachusetts limited liability company, having a place of business at 63 Great Road, Maynard, Massachusetts 01754 ("Citius") and Alpex Pharma S.A., a Switzerland Société Anonyme with its principal offices at Mezzovico, Switzerland ("Alpex"). Company, Citius and Alpex each is referred to herein individually as a "Party," and collectively as the "Parties."

WHEREAS, Alpex and Citius are parties to that certain Collaboration and License Agreement dated as of June 24, 2008 (as amended pursuant to the amendments set forth in Section 2 of this Agreement, the "Alpex License Agreement"), pursuant to which Alpex granted Citius an exclusive, royalty-bearing license in the United States, Canada and Mexico under certain intellectual property relating to a phentermine orally disintegrating tablet pharmaceutical product (as defined therein, the "Product");

WHEREAS, on or about the Effective Date, Citius and Company are entering into that certain Exclusive License Agreement (as may be amended from time to time, the "Sublicense Agreement") pursuant to which Citius is granting Company a sublicense under the Alpex License Agreement to commercialize the Product in the United States (as defined therein, the "Product");

WHEREAS, on or about the Effective Date, Alpex and Company are entering into that certain Supply Agreement (as may be amended from time to time, the "Supply Agreement") pursuant to which Alpex has agreed to supply finished Product to Company, and Company has agreed to pay Alpex certain manufacturing fees for such Product; and

WHEREAS, in connection with the transactions contemplated by the Sublicense Agreement and the Supply Agreement, Citius, Alpex and Company wish to enter into this Agreement in order to:

(i)

provide for the payment of the establishment fee and the product fees as described in Section 3.3.4 and Section 3.3.5 of the Sublicense Agreement (the "FDA Fees") imposed by the United States Food and Drug Administration (the "FDA") with respect to the manufacture of finished Product at Alpex's facility;

(ii)	amend certain provisions of the Alpex License Agreement regarding royalties payable to Alpex with respect to sales of Product under the Sublicense Agreement;

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(iii)	provide Company with step-in rights under the Alpex License Agreement as described in Section 3 below; and

(iv)	address certain other matters involving the Parties; all of the foregoing subject to and in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, and intending to be legally bound, the Parties agree as follows:

1.

Payment of FDA Fees. For as long as Company purchases finished Product from Alpex under the Supply Agreement, Citius and Company each shall bear fifty percent (50%) of the FDA Fees that are payable to the FDA with respect to the manufacture of finished Product at Alpex's facility. For the avoidance of doubt, if Alpex manufactures at its facility finished Product as well as one or more other pharmaceutical products that are subject to FDA establishment fees, then Citius and Company shall only be responsible for that portion of the FDA establishment fee included in the FDA Fees that is payable for finished Product. Citius will forward each invoice received for the FDA Fees to Company promptly after receipt. In addition, Citius will pay Company fifty (50%) of the FDA Fees via wire transfer at least five (5) business days before the FDA Fee payment is due to the FDA. Within one (1) business day after receiving such payment from Citius, Company will pay, or will cause to be paid, the FDA Fees to the FDA.

2.	Amendment to the Alpex License Agreement. Capitalized terms used but not defined in this Section 2 shall have the meaning provided in the Alpex License Agreement.

2.1Amendment of Section 8.3. Alpex and Citius agree that Section 8.3 of the Alpex License Agreement is hereby deleted in its entirety and replaced with the following:

"8.3Sublicense Payments.

(a) Generally. In the event that Citius sublicenses the Products to unaffiliated third parties in the Territory, Citius will first receive from the milestone and down payments and royalties on sales, Citius's out of pocket cost related to the development, clinical studies and regulatory filings and incidental expenses related to obtaining the regulatory approvals for the Products. Out of pocket costs shall not include salaries and General and Administrative costs incidental to operating Citius. Except as provided in Section 8.3(b) and Section 8.3(c) below, after such costs are recovered, all payments (e.g. Milestones, Royalty and other payments) received by Citius from a sublicensee will be shared seventy-five percent (75%) to Citius and twenty-five percent (25%) to Alpex (the "Sublicense Income Payments"). In addition, except as provided in Section 8.3(b) and Section 8.3(c) below: (i) Alpex will be paid the COG's per tablet (provided such tablet is manufactured by Alpex) as noted in 8.4 below and (ii) in the event manufacturing is transferred to a third party as provided for herein the COG's payment will not be due to Alpex, and the Royalty will be equal to eight percent (8%) of Net Sales. In the event that Alpex will continue to manufacture, Citius will use commercially reasonable efforts to negotiate royalty rates favorable to Citius and Alpex, however, in no event will Alpex's royalty share be lower than eight percent (8%) of Net Sales (except as provided in Section 8.3(b) and Section 8.3(c) below).

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(b) Special Arrangements for the U.S. Sublicenses.

(i) Certain Definitions. For the purposes hereof, the following terms have the following meanings.

"Adjusted Net Sales" means Product Net Sales (as defined in the Sublicense Agreement) resulting from U.S. Sales in a given Fiscal Quarter, minus (i) any fees paid to Alpex under the Supply Agreement for the Products that are the subject of such U.S. Sales and (ii) the pro rata quarterly portion of any annual FDA establishment fee paid by Citius and/or Company with respect to the manufacture of finished Product at Alpex's facility. In no event shall Adjusted Net Sales be less that $0.00.

"Company" means Citius's United States sublicensee for the Product, Prenzamax, LLC.

"Royalty Switchover Date" means January 1, 2019, or such later date as may be agreed upon by the parties in writing.

"Supply Agreement" means that certain Supply Agreement dated as of November 15, 2011 between Alpex and Company, as such agreement may be amended from time to time.

"U.S. Sales" means any Product sales under the U.S. Sublicense Agreement.

"U.S. Sublicense Agreement" means that certain Exclusive License Agreement dated November 15, 2011 between Citius and Company, as such agreement may be amended from time to time.

(ii) Royalties Before Manufacturing Transfer. Notwithstanding anything to the contrary, except as provided in Section 8.3(b)(iii) (regarding royalties after a manufacturing transfer):

(A) with respect to any U.S. Sales made before the Royalty Switchover Date, Citius will pay Alpex a royalty equal to five percent (5%) of the Adjusted Net Sales (and Citius will have no obligation to pay any Sublicense Income Payments or other amounts to Alpex with respect to such U.S. Sales); and

(B) with respect to any U.S. Sales made after the Royalty Switchover Date, Citius will pay Alpex Sublicense Income Payments under Section 8.3(a) above (and Citius will have no obligation to pay any other amounts to Alpex with respect to such U.S. Sales).

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(iii) Royalties After Manufacturing Transfer. Notwithstanding anything to the contrary, if Citius and/or the Company transfers manufacture of the finished Product to be sold pursuant to the Sublicense Agreement from Alpex to a third party supplier, then Citius will pay Alpex a royalty equal to eight percent (8%) of Product Net Sales (as defined in the Sublicense Agreement) with respect to any U.S. Sales of the finished Product that is supplied by such third party supplier; provided, however, that notwithstanding the foregoing, if such transfer of finished Product manufacture occurs following a Supply Failure (as defined in the Supply Agreement) and there was no third party supplier qualified (i.e., approved by the FDA) to manufacture commercial batches of the Product at the time of such Supply Failure, then the royalty payable to Alpex with respect to any U.S. Sales of finished Product that is subsequently supplied by a third party supplier will be (A) five percent (5%) of Product Net Sales (as defined in the Sublicense Agreement) with respect to U.S. Sales made before the Royalty Switchover Date and (B) eight percent (8%) of Product Net Sales (as defined in the Sublicense Agreement) with respect to U.S. Sales made after the Royalty Switchover Date. For the avoidance of doubt, except for the obligation to pay royalties that is set forth in the preceding sentence, in no event will Citius be obligated to pay any Sublicense Income Payments, any royalties under Section 8.2(b) or Section 8.3(b)(ii) or any other amounts with respect to any U.S. Sales of Product manufactured by a third party supplier.

(iv)Remittance of Royalty Payments. Company from time to time may (but has no obligation to) remit to Alpex on behalf of Citius all, or a portion of, the royalties described in Section 8.3(b)(ii)(A), Section 8.3(b)(ii)(B) and Section 8.3(b)(iii) above. Notwithstanding anything to the contrary in Section 8.9 below or otherwise, any such royalty payments will be paid to Alpex within fifty (50) days after the end of the applicable Fiscal Quarter.

(c) Special Arrangements for Canadian Sublicenses. In the event that Citius sublicenses its rights under this Agreement for commercialization of the Product in Canada, if Alpex manufactures the Product, Alpex will receive 25% of the Net Sales in Canada, to cover the COG and Royalty. In the event, Alpex at its own discretion elects not to manufacture the Product, Citius will pay Alpex a royalty of ten percent (10%) of Net Sales of Product sold in Canada following any transfer of manufacture of finished Product to be sold in Canada from Alpex to a third party supplier." However, all the costs including the cost of Regulatory Approvals and transfer of the manufacturing to another site will be covered by Citius."

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2.2. Amendment of Section 12.4(b). Alpex and Citius agree that Section 12.4(b) of the Alpex License Agreement is hereby deleted in its entirety and replaced with the following:

"(b) the insurance shall be in amounts that are reasonable and customary in the United States in the pharmaceutical industry, but in no event shall liability insurance relating to manufacture, sale or distribution of a marketed Product maintained by such Party cover less than five million U.S. dollars (U.S. $5,000,000) per occurrence (or claim) and an annual aggregate of five million U.S. dollars (U.S. $5,000,000); provided that as and for so long as Citius is not marketing and selling any of the Products itself or through an Affiliate, Citius shall only be required to maintain liability insurance relating to manufacture, sale or distribution of a marketed Product with coverage of at least two million U.S. dollars (U.S. $2,000,000) per occurrence (or claim) and an annual aggregate limit of two million U.S. dollars (U.S. $2,000,000). All such policies shall include a contractual endorsement naming the other Party to this Agreement as an additional insured and require the insurance carriers to provide such other Party with no less than thirty (30) days' written notice of any change in the terms or coverage of the policies or their cancellation. Similarly, if Alpex purchases product from Citius for sale outside the Territory, Alpex shall obtain insurance customary for each of the country or region that Alpex sells the product."

2.3 Certain Acknowledgements.

(i)

Alpex may enter into one or more agreements with third parties ("Collaborators") to supply Product to such Collaborators to enable such Collaborators to commercialize the Product pursuant to an agreement with Citius. Alpex agrees that it shall not enter into any such agreement with any Third Party pursuant to which Alpex will supply Product to such Third Party for the Territory without the prior written consent of Citius.

(ii)

Alpex hereby acknowledges that the Product will not be launched within three (3) months after receipt of Regulatory Approval in the Territory. Alpex hereby permanently and irrevocably waives the requirement in Section 7.1(b)(ii) of the Agreement that the Product shall be launched within three (3) months of the receipt of Regulatory Approval in the Territory. Alpex further confirms that the failure to launch the Product in accordance with the requirements of Section 7.1(b)(ii) of the Agreement prior to the foregoing waiver shall have no effect on Citius' rights under the Agreement, including without limitation, the exclusive rights granted under Section 2.1 of the Agreement.

(iii)

Alpex hereby acknowledges that Citius has not obtained the freedom to operate analyses described in Section 4.7 of the Agreement, and therefore, that Citius has not satisfied the Initial Freedom to Operate Condition or the Second Freedom to Operate Condition. Alpex hereby permanently and irrevocably waives the requirements set forth in Section 4.7 of the Agreement, including without limitation, the Initial Freedom to Operate Condition and the Second Freedom to Operate Condition. Alpex further confirms that the failure of Citius to satisfy the requirements of Section 4.7 of the Agreement, including without limitation, the failure to satisfy the Initial Freedom to Operate Condition and the Second Freedom to Operate Condition, prior to the foregoing waiver, shall have no effect on Citius' rights under the Agreement, including without limitation, Citius' right to launch the Product in the Territory.

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(iv) Alpex acknowledges that Citius shall have the right to delegate all or any of its rights under Article IX of the Agreement to a Collaborator in connection with such Collaborator's commercialization of the Products, including without limitation, the right to pursue the prosecution of Alpex Patent Rights in the Territory, subject to the limitations contained in Section 9.1, and the right to enforce the Apex Patent Rights in the Territory, subject to the limitations contained in Section 9.2.

(v) The amendments set forth in this Section 2 are hereby incorporated into and made part of the Alpex License Agreement. In the event of any conflict between the amendments set forth in this Section 2 and terms and conditions of the Alpex License Agreement, the amendments set forth in this Section 2 shall control. The Alpex Agreement shall continue in full force and effect as expressly modified hereby.

2.4  Reports. Company agrees to furnish Alpex with copies of reports furnished by Company to Citius that are reasonably necessary to verify payments owed to Alpex hereunder. Alpex shall have the same rights to audit such reports as provided in the Alpex License Agreement.

3.

Company Step-In Rights. Alpex shall (i) promptly notify Company in writing, at the same time that it notifies Citius, of any breach by Citius under the Alpex License Agreement or any other cause that gives rise to any right of Alpex to terminate or convert to non-exclusive any rights granted to Citius in the United States under the Alpex Agreement and (ii) in the event that Citius is unwilling or unable to cure such breach within the applicable cure period, permit Company to take such steps on behalf of Citius as may be necessary to cure such breach and/or prevent such termination or conversion, as applicable; provided, however, that in no event will Company have any obligation to take any such steps to cure any such breach or to prevent any such termination or conversion and provided further that this Section shall not apply if (i) the breach by Citius under the Alpex License Agreement, or (ii) the other cause that gives rise to any right of Alpex to terminate or convert to non-exclusive any rights granted to Citius in the United States under the Alpex Agreement, is caused by or arises out of a breach by Company of the Sublicense Agreement (such a breach or loss of rights is a "Company Caused Breach"). Alpex shall immediately notify Company of any termination of any rights granted to Citius in the United States under the Alpex License Agreement, other than one arising out of a Company Caused Breach, in which event Company may elect to assume the rights and obligations of Citius under the Alpex License Agreement relating to the United States on the following terms:

(i)

if the Supply Agreement is still in effect, Company must not at the time be in material breach of the Supply Agreement (or if it is in material breach of the Supply Agreement, Company must cure such breach within any applicable cure period under the Supply Agreement);

(ii)	Company must assume all ongoing obligations under the Alpex License Agreement relating to the commercialization of the Product in the United States; and

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(iii)

Company and Alpex will negotiate a mutually-acceptable arrangement (e.g., via a mutually-acceptable increase in the royalty rate payable to Alpex) pursuant to which Alpex would be reimbursed for any uncured defaults of Citius under the Alpex License Agreement relating to the United States; provided that, upon such a cure by Company, both Company and Alpex will be deemed to thereby release any and all claims that they may have against Citius for damages of any type arising out of or relating to such uncured defaults, up to the amount of the reimbursement to Alpex that is agreed to between Company and Alpex as cure for such defaults, whether or not Company or Alpex was then aware of such damages.

Alpex will cooperate in good faith with Company in order to avoid any disruption to Company's commercialization of the Product in the United States in the event of any threatened or actual termination of Citius's rights under the Alpex License Agreement other than one arising out of a Company Caused Breach. In accordance with Section 2.2(i) above, Citius hereby acknowledges and consents to the provisions of this Section 3.

4.

Citius Consent to Supply Agreement. Citius acknowledges that Alpex and Company are entering into the Supply Agreement pursuant to which Alpex will supply Product directly to Company, and Company will purchase Product from Alpex. Citius hereby consents to the foregoing.

5.

Term. The term of this Agreement shall be for the longer of the term of the Supply Agreement and the term of the Sublicense Agreement. Sections 2, 3, 6 and 7 of this Agreement shall survive any termination or expiration of this Agreement.

6.

Guaranty by Akrimax. Akrimax hereby unconditionally guarantees to Citius and Alpex the full and prompt performance of all obligations of Company under this Agreement including the payment when due of all amounts that become due and payable by Company hereunder. To the extent pertaining to the payment of amounts due hereunder, the foregoing guaranty is a primary obligation of Akrimax, and is a guaranty of payment and not collection.

7.

Miscellaneous. This Agreement (together with (A) as between Citius and Company, the Sublicense Agreement, (B) as between Citius and Alpex, the Alpex License Agreement and that certain Technical & Quality Agreement among Citius, Alpex and Akrimax dated as of the date hereof and (C) as between Company and Alpex, the Supply Agreement)), represents the entire agreement between the applicable Parties relating to the subject matter hereof and thereof, and supersede all prior representations, discussions, negotiations and agreements relating to such subject matter. In the event any of the foregoing Agreements are amended, terminated or superseded, all parties hereto will be promptly notified in writing. This Agreement is binding upon and will inure to the benefit of each of the Parties and their respective successors and assigns. A waiver of rights under this Agreement will not be effective unless it is in writing and signed by an authorized representative of the Party that is waiving the rights. This Agreement may not be amended unless the amendment is in writing and signed by authorized representatives of all Parties. This Agreement, and any and all disputes directly or indirectly arising out of or relating to this Agreement, will be governed by and construed in accordance with the laws of the State of New York, without reference to the conflict of laws rules thereof. Each of the Parties hereby irrevocably consents and submits to the exclusive jurisdiction of the state and federal courts located in New York County, New York for any such disputes, and hereby irrevocably waives any objections to the laying of venue in such courts.

(signature page follows)

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Each of the parties has caused this Agreement to be executed by its duly authorized representatives, effective as of the Effective Date.

ALPEX PHARMA S.A.

By:	/s/ Shahbaz Ardalan
Name:	Shahbaz Ardalan
Title:	Managing Director

CITIUS PHARMACEUTICALS, LLC

By:	/s/ Reinier Beeuwkes
Name:	Reinier Beeuwkes
Title:	Manager

PRENZAMAX, LLC

By:	/s/ Joseph J. Krivulka	By:	/s/ Leonard Mazur
Name:	Joseph J. Krivulka	Name:	Leonard Mazur
Title:	Authorized Member	Title:	Authorized Member

For purposes of the guaranty set forth in Section 6 only:

AKRIMAX PHARMACEUTICALS, LLC

By:	/s/ Donald Olsen
Name:	Donald Olsen
Title:	President

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